FINANCIAL SNAPSHOT

"Our strong second-quarter 2021 financial results included **record high quarterly revenue, net income, EBITDA**, and **EPS**. We finished the second quarter with **net income of $21.2 million**, a 58.5 percent increase over our second quarter 2020 net income, along with **increases in revenues, gross profit** and **EBITDA** as compared to the same period of 2020. A number of important market drivers continue to provide MYR with future growth opportunities including grid modernization, electrification and clean energy."

Rick Swartz
President and CEO

FINANCIAL OVERVIEW AS OF JUNE 30, 2021

LTM REVENUE	LTM NET INC.	LTM EPS	LTM EBITDA*
$2.46B	$76.6M	$4.50	$154.0M
↑ 12.4% LTM YoY	↑ 64.9% LTM YoY	per diluted share ↑ 62.5% LTM YoY	↑ 29.9% LTM YoY

*See reconciliation of non-GAAP measures in our recently filed press release and investor presentation.

Q2 HIGHLIGHTS

Second quarter **revenues** of **$649.6 million**
↑ $136.5 (26.6%) Q2 YoY

Second quarter **net income** of **$21.2 million**, or $1.24 per diluted share
↑ $0.44 (55%) Q2 YoY

Backlog remains strong at **$1.57 billion**
↑ 1.2% Q2 YoY

BUSINESS SEGMENTS

TRANSMISSION & DISTRIBUTION

$326.8M	$1.26B
Second Quarter 2021 Revenues	Q2 LTM 2021

COMMERCIAL & INDUSTRIAL

$322.7M	$1.20B
Second Quarter 2021 Revenues	Q2 LTM 2021

COMPANY PROFILE

MYR GROUP CONSISTS OF THE FOLLOWING SUBSIDIARIES:

- The L.E. Myers Co.
- Sturgeon Electric Company, Inc.
- Harlan Electric Company
- MYR Energy Services, Inc.
- Great Southwestern Construction, Inc.
- E.S. Boulos Company
- High Country Line Construction, Inc.
- Huen Electric, Inc.
- CSI Electrical Contractors, Inc.
- GSW Integrated Services, LLC
- Western Pacific Enterprises Ltd.



LOCATIONS THROUGHOUT THE U.S. AND WESTERN CANADA

COMPANY DATA

$362.7M
CREDIT FACILITY
(AVAILABILITY AT 6/30/2021 ON OUR $375M CREDIT FACILITY)

7,200+
TOTAL EMPLOYEES

130+
YEARS OF EXPERIENCE

7 OF 9 ARE INDEPENDENT
BOARD OF DIRECTORS
(CHAIRMAN & CEO ARE SEPARATE POSITIONS)

TCIR 1.06
LTIR 0.11
EXCELLENT 2020 SAFETY STATS
(TOTAL CASE INCIDENT RATE & LOST TIME INCIDENT RATE)

WWW.MYRGROUP.COM | 12150 E 112TH AVENUE, HENDERSON, CO 80640 | 303.286.8000 | NASDAQ: MYRG